Exhibit 99.1

Contact: Robert Zonneveld, Chief Financial Officer

(913) 360-5229

FOR IMMEDIATE RELEASE

MGP INGREDIENTS ANNOUNCES SECOND QUARTER FY 2008 RESULTS

Highlights:

•                  Q2 total sales of $93.9 million increased 7.2% over year ago

•                  Q2 diluted EPS of $0.31 compared with $0.40 in year-ago quarter

•                  Q2 net income includes $7 million pre-tax gain on litigation settlement

•                  Sales in ingredient solutions segment show significant improvement vs. year ago

•                  Distillery results impacted by lower ethanol pricing and higher corn costs

ATCHISON, Kan., February 7, 2008—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $5.3 million, or $0.31 in diluted earnings per share, for the second quarter of fiscal 2008, which ended December 30, 2007. These results include a $7 million gain on settlement of litigation, net of related expenses, without which the company would have reported a loss before taxes of $2 million. This compares with net income of $6.8 million, or $0.40 in diluted earnings per share, for the second quarter of fiscal 2007. Total sales in the second quarter of fiscal 2008 were $93.9 million, an increase of 7.2 percent from sales a year ago.

Total ingredient solutions sales increased over 70 percent led principally by higher sales of vital wheat gluten. Sales of specialty ingredients improved by 35 percent compared with the previous year’s quarter, while also showing a strong gain over the first quarter of the current fiscal year. The growing contribution from specialty ingredients helped to offset higher wheat costs, which increased 51.3 percent over a year ago.  A pre-tax loss of $124,000 in the ingredient solutions segment included inventory write-downs of approximately $938,000. This compares with a loss of $ 2.8 million in last year’s second quarter. Distillery products sales declined by 5.8 percent compared with fiscal 2007 second quarter levels. This was due to a significant decline in selling prices for fuel grade alcohol (ethanol) and reduced sales units compared with the year-ago period. The company’s earnings performance in the distillery products segment was also adversely affected by higher costs for corn, the principal raw material used in the alcohol production process. The per-bushel cost of corn averaged nearly 37.8 percent higher than the prior year’s second quarter. Pre-tax income in the distillery products segment declined to $1.3 million compared with $15.7 million in last year’s second quarter. Pre-tax losses of $3.1 million, including inventory write-downs of approximately $356,000, were reported in the company’s other segment, consisting primarily of products in development for pet and plant-based biopolymer applications.

On December 27, 2007, the company settled its two year patent infringement and contract litigation and was paid $8 million. Professional fees related to this litigation in the first and second quarters of fiscal 2008 have been netted against the gross proceeds for a net amount of $7,046,000 and recorded as a separate line item below income from operations. The company used the proceeds to reduce its line of credit. As a result of a February 6 amendment to its line of credit agreement increasing the maximum borrowing capacity to $30 million, at that date the company had $18 million available for borrowings under its line of credit.

“We have been feeling the impact of lower ethanol pricing on distillery profits since the fourth quarter of last fiscal year,” said Ladd Seaberg, chairman and chief executive officer.  “This situation in the current year’s second quarter was further aggravated by near record corn prices, a major component of our cost of goods sold.  We also fell short of achieving full planned distillery capacity due to some temporary fermentation issues which have since been resolved. Although corn prices have remained at or near this higher level and, based upon Chicago Board of Trade Futures, are expected to increase this summer, we are encouraged by the prospect of strengthened ethanol pricing for the balance of the fiscal year.

Seaberg added, “The progress we are making with our ingredient solutions segment is more apparent on the top line than the bottom line. Granted we did benefit from gluten sales but we are also achieving better sales and margin improvements in our core specialty ingredients. As we continue to migrate to a higher mix of value-added products, the impact of rising wheat costs should lessen over time.”

ADD 1—MGP INGREDIENTS ANNOUNCES SECOND QUARTER

Segment Results

The following is a summary of sales and pre-tax profits/(loss) allocated to each operating segment for the second quarter and six months ended December 30, 2007, and the second quarter and six months ended December 31, 2006. Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

(In thousands)	Second Qtr	Second Qtr	Six Months	Six Months
	FY 2008	FY 2007	FY 2008	FY 2007
Ingredient Solutions
Net Sales	$24,963	$14,665	$47,251	$29,089
Pre-Tax Inc. (Loss)	(124)	(2,757)	187	(5,220)

Distillery Products
Net Sales	$67,523	$71,682	$131,881	$140,687
Pre-Tax Income	1,338	15,711	2,017	30,953

Other
Net Sales	$1,509	$1,298	$2,840	$2,864
Pre-Tax Income (Loss)	(3,075)	(2,570)	(4,125)	(3,669)

Corporate	$(181)	$974	$(567)	$109

Gain on Settlement of litigation, net of related expenses	$7,046	—	$7,046	—

Total sales of distillery products in the second quarter of fiscal 2008 declined approximately 5.8 percent to $67.5 million compared to the same quarter of fiscal 2007.  This decline was due to an $8.1 million, or 21 percent, decrease in sales of fuel grade alcohol.  Sales of food grade alcohol improved by $2.3 million, or 9.6 percent, over the prior year with gains in both beverage and industrial applications.  Sales of distillers feed, the principal by-product of the alcohol production process, increased by approximately $846,000, or 11.7 percent, over last year’s second quarter.

Total ingredient solutions sales in the second quarter of fiscal 2008 increased by approximately $10.3 million, or 70.2 percent, compared to the prior year’s quarter. Sales of specialty proteins and starches increased by $3.8 million, or 35.1 percent, during the quarter compared to the same quarter in fiscal 2007. The company also reported a $6.3 million increase in sales of vital wheat gluten compared to a year ago, which resulted from significantly higher volumes as well as per-unit pricing compared with year-ago levels. Revenues for commodity starch decreased $115,000, or 12.3 percent, as a result of reduced sales volume consistent with the implementation of our strategy of continued development and commercialization of our value-added wheat proteins and starches.

Sales of other products, consisting primarily of pet products and plant-based biopolymers, increased $211,000, or 16.3 percent, compared to the same quarter a year ago due to improved per-unit prices related to product mix, as well as increased unit sales.

Results for Six Months

For the first six months of fiscal 2008, the company had net income of $4.9 million, or $0.29 in diluted earnings per share, on total sales of $181.9 million, compared with net income of $13.8 million, or $0.82 in diluted earnings per share, on sales of $172.6 million for the first six months of fiscal 2007.  These results include a $7 million gain on settlement of litigation, net of related expenses, without which the company would have reported a loss before taxes of $2.5 million. This increase in sales was primarily due to an $18.2 million, or 62 percent increase, in ingredient solutions sales, which resulted mainly from higher sales of vital wheat gluten. Distillery products sales declined by $8.8 million, or 6 percent, for the six month period compared to a year-ago.

ADD 2—MGP INGREDIENTS ANNOUNCES SECOND QUARTER

Pre-tax income for the distillery segment was $2.0 million, a decrease of $28.9 million over the prior year’s first six months. Pre-tax income in the ingredient solutions segment was $187,000 and compares favorably to the pre-tax loss of $5.2 million incurred in the same period in the prior fiscal year. Net income for the six months of fiscal 2008 included a net litigation settlement of $7 million.

Income Taxes

For the second quarter, the company recorded an income tax benefit of $260,000 for an effective rate of (5.2) percent compared to a provision of $4.5 million for the same quarter a year ago for an effective rate of 39.8 percent. For the six-months, the income tax benefit was $388,000 for an effective rate of (8.5) percent compared to a tax provision of $8.4 million for the previous year-to-date period for an effective rate of 37.7 percent. During the second quarter, management determined that a valuation allowance related to unused tax credits was no longer appropriate and was therefore removed, resulting in a new tax benefit in the quarter of approximately $2.0 million. Excluding certain one-time discrete items applicable to this quarter, the effective rate was 34.0 percent.

On Track with Top Line Growth in Ingredient Solutions

“We are most encouraged by our initial results in the reconfigured ingredient solutions business,” said Tim Newkirk, president and chief operating officer. “While we still have further to go before reaching volume levels that will generate sustained profitability, the product mix continues to shift in the right direction. The key measure is our average sales price, which is up significantly over a year ago due to an improved product mix. As further evidence, we showed sequential improvement over our first quarter sales in key product lines, including our Fibersym® RW resistant starch, as well as our Wheatex® textured proteins. Along with a renewed focus on specialty sales, we have better visibility into our operations with a new ERP system. During the quarter we identified a portion of our inventories that we felt were no longer aligned with our new ingredient solutions technology platforms. This resulted in a write-down of those products, impacting pre-tax income on both our ingredient solutions and other segments. Excluding the write-downs, the ingredients segment continues to track our plan for strengthened contributions to our bottom line.  It needs to be emphasized that we are still very early in the process of re-engaging our customers across a growing number of new opportunities.”

Newkirk added, “This was a particularly challenging quarter for us on the ethanol side, where we have been dealing with lower selling prices for some time and because we fell short of our alcohol production targets, estimated to be between 10 and 15 percent of our capacity. The higher corn costs only aggravated the situation. We fully expect to ramp up production beginning in the current quarter, and from a contracting perspective we are in an ideal position to capture higher fuel pricing.   If ethanol prices continue to strengthen, we would expect improvements in the second half of our fiscal year.”

Seaberg concluded, “We continue to experience earnings volatility on the fuel alcohol side of our business, but are encouraged by the recent firming of prices. At the same time, our food grade alcohol products remain a solid contributor to our bottom line. This is not the first time in our history that we have had to deal with commodity price headwinds. With new equipment and operational improvements we remain focused on lowering our per-gallon alcohol production costs. On the ingredients side, it’s all about gaining traction. With more resources than ever concentrated on our best prospects, we look forward to generating more positive results as we go forward.”

Investor Conference Call

The company will host an investor conference call today at 10 a.m. central time to review second quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 888-603-6873 domestically or 973-582-2706 internationally by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.  The conference identification number for entering the call is 32432143.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

ADD 3—MGP INGREDIENTS ANNOUNCES SECOND QUARTER

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs; (vii) access to capital and (viii) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2007.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	Dec. 30, 2007	Dec. 31, 2006	Dec. 30, 2007	Dec. 31, 2006
Net Sales	$93,995	$87,645	$181,972	$172,640
Cost of Sales	90,741	71,147	172,799	140,609
Gross Profit	$3,254	$16,498	$9,173	$32,031
Selling, General and Administrative Expenses	4,815	5,108	11,094	9,967
Income from Operations	$(1,561)	$11,390	$(1,921)	$22,064
Gain on settlement of litigation, net of related expenses	7,046	—	7,046	—
Other Income, Net	(76)	200	114	560
Interest Expense	(405)	(232)	(681)	(451)
Income Before Income Taxes	5,004	11,358	4,558	22,173
Provision for Income Taxes	(260)	4,523	(388)	8,362
Net Income	$5,264	$6,835	$4,946	$13,811
Other Comprehensive Gain (Loss)	4,284	125	5,634	(65)
Comprehensive Income	$9,548	$6,960	$10,580	$13,746

Basic Earnings Per Common Share	$0.32	$0.42	$0.30	$0.84
Diluted Earnings Per Common Share	$0.31	$0.40	$0.29	$0.82

Weighted average shares outstanding — Basic	16,513,162	16,440,705	16,505,755	16,374,787
Weighted average shares outstanding — Diluted	16,843,054	16,965,539	16,894,324	16,902,584

CONSOLIDATED BALANCE SHEET
	Dec. 30, 2007	July 1
(Dollars in thousands)	(unaudited)	2007
ASSETS
Current Assets:
Cash and cash equivalents	$—	$3,900
Restricted cash	3	3,336
Receivables (less allowance of $223 and $207 respectively)	34,784	34,298
Inventories	61,287	42,595
Prepaid expenses	2,167	623
Deposits	3,247	414
Deferred income tax assets	2,394	5,759
Refundable income taxes	—	364
Total Current Assets	$103,882	$91,289
Property and Equipment, At Cost	363,867	360,472
Less accumulated depreciation	(235,602)	(228,260)
Net Property, plant and equipment	$128,265	$132,212
Investment in joint venture	358	—
Other Assets	511	803
TOTAL ASSETS	$233,016	$224,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities on long-term debt	$3,826	$4,151
Revolving credit facility	10,000	7,000
Accounts payable	16,061	15,814
Accrued expenses	7,801	7,769
Income taxes payable	21	—
Deferred revenue	7,115	7,851
Total Current Liabilities	$44,824	$42,585

Other Liabilities:
Long-Term Debt	7,169	8,940
Post-Retirement Benefits	8,115	7,860
Deferred Income Taxes	16,269	16,771
Total Other Liabilities	$31,553	$33,571

Stockholders’ Equity	156,639	148,148
TOTAL LIAB./STOCKHOLDERS EQ.	$233,016	$224,304

Capital Structure
Net Investment in:
Working capital	$59,058	$48,704
Property, plant and equipment	128,265	132,212
Other non-current assets	869	803
Total	$188,192	$181,719

Financed By:
Long-term debt*	$7,169	$8,940
Deferred liabilities	24,384	24,631
Shareholders’ equity	156,639	148,148
Total	$188,192	$181,719

*Excludes short-term portion.  Short term portion is included within working capital.

MGP INGREDIENTS, INC.

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands)	Dec. 30, 2007	Dec. 31, 2006	Dec. 30, 2007	Dec. 31, 2006

Financial Highlights
EBITDA (1)	$9,226	$15,111	$12,883	$29,617
Depreciation & Amortization	$3,817	$3,521	$7,644	$6,993
Capital Expenditures	$1,755	$3,690	$3,228	$9,281
Working Capital	$59,058	$56,205	$59,058	$56,205

(1) EBITDA equals earnings before taxes, interest, depreciation and amortization.  We have included EBITDA because we believe it provides stockholders with additional information to measure our performance and liquidity.  EBITDA is not a recognized term under generally accepted accounting principles  and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA for the quarter and year to date periods ended December 30, 2007 and December 31, 2006 (in thousands):

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands)	Dec. 30, 2007	Dec. 31, 2006	Dec. 30, 2007	Dec. 31, 2006

EBITDA Reconciliation:
Net Income	$5,264	$6,835	$4,946	$13,811
Provision (benefit) for income taxes	(260)	4,523	(388)	8,362
Interest expense	405	232	681	451
Depreciation	3,817	3,521	7,644	6,993
EBITDA	$9,226	$15,111	$12,883	$29,617

The following table sets forth a reconciliation of EBITDA to cash flows from operations for the year to date periods ended December 30, 2007 and December 31, 2006 (in thousands):

(unaudited)	Year to Date Ended
(Dollars in thousands)	Dec. 30, 2007	Dec. 31, 2006

EBITDA	$12,883	$29,617
Benefit (provision) for income taxes	388	(8,362)
Interest expense	(681)	(451)
Non-cash charges against (credits to) net income:
Deferred income taxes	2,921	1,974
Loss (gain) on sale of assets	10	(3)
Changes in operating assets and liabilities	(14,575)	(12,680)
Cash flow from operations	$946	$10,095